Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated September 27, 2013, relating to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary, a development stage company, as of and for the years ended July 31, 2013 and 2012, and for the period from inception (February 8, 2008) to July 31, 2013, in this Post-Effective Amendment No. 2 to Form S-1 (Registration Statement No. 333-183544) on Form S-3. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 6, 2013